Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of The Sherwin-Williams Company for the registration of debt securities and to the incorporation by reference therein of our reports dated February 19, 2009 with respect to the consolidated financial statements of The Sherwin-Williams Company, the effectiveness of internal control over financial reporting of The Sherwin-Williams Company and the financial statement schedule listed in item 15(a) all included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
Cleveland, Ohio
December 14, 2009